EXECUTION DATE	February 19, 2018
EXECUTIVE	Mithun Banarjee
TERM	The term of the Executive’s employment hereunder shall commence upon the date hereof (the “Effective Date”). The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”
TITLE	Executive Vice President of Global Operations of the Company
REPORTS TO	Chief Operating Officer
PRIMARY LOCATION	the Executive’s home located in McKinney, Texas
BASE SALARY	$400,000
BONUS GUARANTEE	Not applicable
DEFAULT TARGET BONUS	50%
SIGNING BONUS	Not applicable
EQUITY AWARDS	During the Employment Term the Executive shall be eligible to receive grants pursuant to the Company’s equity compensation plan as in effect from time to time (the “Equity Plan”), subject to the terms of the Equity Plan, as determined by the Board or the Compensation Committee, in its discretion.
SEVERANCE MULTIPLE	Two (2)
GOOD REASON	Definition of “Good Reason” in Section 5.1(c) does not include “any Change of Control of the Company”.

EXECUTION DATE	November 6, 2014
EXECUTIVE	Jeffrey D. Trom
TERM	The term of the Executive’s employment hereunder shall commence upon the date (the “Effective Date”) on which the Company completes its conversion of the Company from a limited liability company into a corporation (the “Conversion”). The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”
TITLE	Managing Director and Chief Technology Officer of the Company prior to any Conversion and Executive Vice President and Chief Technology Officer of the Company following any Conversion
REPORTS TO	Chief Operating Officer
PRIMARY LOCATION	The Company’s office located in Bozeman, Montana
BASE SALARY	$250,000
BONUS GUARANTEE	Not applicable
DEFAULT TARGET BONUS	50%
SIGNING BONUS	Not applicable
EQUITY AWARDS	During the Employment Term the Executive shall be eligible to receive grants pursuant to the Company’s equity compensation plan as in effect from time to time (the “Equity Plan”), subject to the terms of the Equity Plan, as determined by the Board or the Compensation Committee, in its discretion.
SEVERANCE MULTIPLE	Two (2)

Form of Employment Agreement
Each of the following executive officers has entered into an Employment Agreement with the Registrant in the form attached, with the variations noted below.

EXECUTION DATE	November 6, 2014
EXECUTIVE	Martin J. Vanderploeg
TERM	The term of the Executive’s employment hereunder shall commence upon the date (the “Effective Date”) on which the Company completes its conversion of the Company from a limited liability company into a corporation (the “Conversion”). The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”
TITLE	Managing Director of the Company prior to any Conversion and President and Chief Operating Officer of the Company following any Conversion
REPORTS TO	Chief Executive Officer
PRIMARY LOCATION	The Executive’s residence in Martin, South Dakota
BASE SALARY	$450,000
BONUS GUARANTEE	Not applicable
DEFAULT TARGET BONUS	75%
SIGNING BONUS	Not applicable
EQUITY AWARDS	During the Employment Term the Executive shall be eligible to receive grants pursuant to the Company’s equity compensation plan as in effect from time to time (the “Equity Plan”), subject to the terms of the Equity Plan, as determined by the Board or the Compensation Committee, in its discretion.
SEVERANCE MULTIPLE	Three (3)

3

EXECUTION DATE	March 18, 2021
EXECUTIVE	Brandon E. Ziegler
TERM	The term of the Executive’s employment hereunder shall commence upon the date hereof (the “Effective Date”). The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”
TITLE	Executive Vice President, Chief Legal Officer and Corporate Secretary
REPORTS TO	Chief Executive Officer
PRIMARY LOCATION	The Company's office located in New York City, New York
BASE SALARY	$400,000
BONUS GUARANTEE	Not applicable
DEFAULT TARGET BONUS	75%
SIGNING BONUS	Not applicable
EQUITY AWARDS	During the Employment Term the Executive shall be eligible to receive grants pursuant to the Company’s equity compensation plan as in effect from time to time (the “Equity Plan”), subject to the terms of the Equity Plan, as determined by the Board or the Compensation Committee, in its discretion.
SEVERANCE MULTIPLE	Two (2)

4

Form of Employment Agreement
This Employment Agreement (the “Agreement”) is made and entered into as of [EXECUTION DATE], by and between [EXECUTIVE] (the “Executive”) and WORKIVA INC., a Delaware limited liability company (the “Company”).
WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and
WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:
1.     Term. [TERM]
2.     Position and Duties.
2.1    Position. During the Employment Term, the Executive shall serve as the [TITLE], reporting to the Company’s [REPORTS TO]. In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Company’s [REPORTS TO], which duties, authority and responsibility are consistent with the Executive’s position. The Executive shall, if requested by the Company, also serve as a member of the board of directors of the Company (the “Board”) or as an officer or director of any affiliate of the Company for no additional compensation.
2.2    Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Company’s [REPORTS TO]. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board (which consent can be withheld by the Board in its discretion) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing to the Company’s General Counsel in accordance with any Company conflict of interest policy that may be in effect from to time to time, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation and that with respect to such ownership the Executive complies with any Company Customer Confidentiality and Securities Trading Policy in effect from time to time; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.
3.     Place of Performance. The principal place of Executive’s employment shall be [PRIMARY LOCATION]; provided that, the Executive may be required to travel on Company business during the Employment Term.

4.    Compensation.
4.1    Base Salary. The Company shall pay the Executive an annual rate of base salary of $[BASE SALARY] in periodic installments in accordance with the Company’s customary payroll practices, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.
4.2    Annual Bonus.
(a)    For each complete fiscal year of the Employment Term, the Executive shall have the opportunity to earn an annual bonus (the “Annual Bonus”), which bonus, if any, shall be determined in the sole and absolute discretion of the Board or any Compensation Committee of the Board (the “Compensation Committee”). The Board or the Compensation Committee, if any, shall also have the sole and absolute discretion to adopt a performance-based bonus plan or arrangement, in which case the Executive shall participate in such plan or arrangement on terms commensurate with other executive employees of the Company, provided that the Board or the Compensation Committee, if any, shall have the sole and absolute discretion to establish the level of target bonus (“Target Bonus”) for each participant in any such plan based on the relative seniority and responsibility levels of the participants. [BONUS GUARANTEE] For any fiscal year with respect to which the Board or the Compensation Committee, if any, has not established a Target Bonus for the Executive, for purposes of this Agreement the Executive’s Target Bonus shall be deemed to be equal to [DEFAULT TARGET BONUS]% of the Executive’s Base Salary as in effect on the first day of such fiscal year.
(b)    The Annual Bonus, if any, will be paid within two and a half (2 1/2) months after the end of the applicable fiscal year.
(c)    Except as otherwise provided in Section 5, in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the last day of the applicable fiscal year.
4.3    [SIGNING BONUS]
4.4    Equity Awards. [EQUITY AWARDS].
4.5    Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.
4.6    Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.7    Vacation. During the Employment Term, the Executive shall be entitled to a minimum of fifteen paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time.
4.8    Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.
4.9    Indemnification.
(a)    In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.
(b)    During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and senior officers of the Company.
4.10    Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

5.    Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least ten business days’ advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.
5.1    Termination for Cause or Without Good Reason.
(a)    The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:
(i)    any accrued but unpaid Base Salary and accrued but unused vacation, which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;
(ii)    any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement;
(iii)    reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and
(iv)    such employee benefits, if any, as to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.
Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts”. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Equity Plan and the applicable award agreements.
(b)    For purposes of this Agreement, “Cause” shall mean:
(i)    any action by the Executive while employed by the Company involving willful gross misconduct having a material adverse effect on the Company;
(ii)    the Executive’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); or
(iii)    the Executive being convicted of (a) a felony under the laws of the United States or any state or (b) a felony under the laws of any other country or political subdivision thereof involving moral turpitude.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that the Executive has engaged in the conduct described in any of (i)-(iii) above.
(c)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term:
(i)    a reduction in the Executive’s Base Salary without the Executive’s written consent, other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;
(ii)    a material reduction in the Executive’s Target Bonus opportunity from any Target Bonus opportunity in effect for the prior fiscal year without the Executive’s written consent;
(iii)    a relocation of the Executive’s principal place of employment by more than 50 miles without the Executive’s written consent;
(iv)    any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;
(v)    any Change of Control of the Company;
(vi)    the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;
(vii)    a material, adverse change in the Executive’s title, authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) without the Executive’s written consent; or
(viii)    a material adverse change in the reporting structure applicable to the Executive without the Executive’s written consent.
The Executive cannot terminate his employment for Good Reason (other than pursuant to Section 5.1(c)(v)) unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 calendar days of the initial existence of such grounds and the Company has had at least 15 calendar days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within 120 days after the first occurrence of the applicable grounds (other than Section 5.1(c)(v)), then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.
5.2    Termination Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s compliance with Section 6, Section 7 and Section 8 of this Agreement and his execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”), the Executive shall be entitled to receive the following:
(a)    A lump sum payment, which shall be paid within 30 days following the Termination Date, equal to [SEVERANCE MULTIPLE] times the sum of the Executive’s Base Salary and Target Bonus for the year in which the Termination Date occurs.
(b)    With respect to the fiscal year in which the Termination Date occurs, an amount equal to (X) the Annual Bonus paid to Executive in respect of the last calendar year for which Executive received a bonus prior to the Termination Date, multiplied by (Y) a fraction, the numerator of which is the number of days between first day of the calendar year in which the Termination Date occurs and the Termination Date and the denominator of which is 365, payable in a single payment concurrent with the payment of the amounts due under Section 5.2(a) hereof;
(c)    If the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive the difference between the monthly COBRA premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the tenth day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.
(d)    The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Equity Plan and the applicable award agreements; provided that notwithstanding the terms of the Equity Plan or any applicable award agreements:
(i)    all outstanding unvested stock or equity unit options, appreciation units and stock appreciation rights, granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term;
(ii)    all outstanding equity-based compensation awards other than stock options, appreciation units and stock appreciation rights that are not intended to qualify as performance-based compensation under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A of the Code

(“Section 409A”) shall remain in effect; and
(iii)    all outstanding equity-based compensation awards other than stock or equity unit options, appreciation units and stock appreciation rights that are intended to constitute performance-based compensation under Section 162(m)(4)(C) of the Code (“Section 162(m)”) shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.
(e)    Upon any termination of Executive’s employment by the Company other than for Cause or upon termination by the Executive for Good Reason, Executive shall be released from the restrictive covenants set forth in Section 7 of this Agreement.
5.3    Death or Disability.
(a)    The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.
(b)    If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:
(i)    the Accrued Amounts;
(ii)    a lump sum payment, which shall be paid within 30 days following the Termination Date, equal to the sum of the Executive’s Base Salary and Target Bonus for the year in which the Termination Date occurs;
(iii)    with respect to the fiscal year in which the Termination Date occurs, an amount equal to (X) the Annual Bonus paid to Executive in respect of the last calendar year for which Executive received a bonus prior to the Termination Date, multiplied by (Y) a fraction, the numerator of which is the number of days between first day of the calendar year in which the Termination Date occurs and the Termination Date and the denominator of which is 365, payable in a single payment concurrent with the payment of the amounts due under Section 5.3(b)(ii) hereof; and
(iv)    the treatment of any outstanding equity awards shall be determined in accordance with the terms of the Equity Plan and the applicable award agreements; provided that notwithstanding the terms of the Equity Plan or any applicable award agreements:
(A)    all outstanding unvested stock or equity unit options, appreciation units and stock appreciation rights, granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term;

(B)    all outstanding equity-based compensation awards other than stock options, appreciation units and stock appreciation rights that are not intended to qualify as performance-based compensation under Section 162(m)(4)(C) shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A of the Code (“Section 409A”) shall remain in effect; and
(C)    all outstanding equity-based compensation awards other than stock or equity unit options, appreciation units and stock appreciation rights that are intended to constitute performance-based compensation under Section 162(m)(4)(C) shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.
Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.
(c)    For purposes of this Agreement, “Disability” shall mean the Executive is entitled to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided however, in the event the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.
5.4    Change in Control.
(a)    Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), in each case within three (3) months prior to or twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s compliance with Section 6 and Section 8 of this Agreement and his execution of a Release, the Executive shall be entitled to receive the following:

(i)    a lump sum payment equal to three (3) times the sum of the Executive’s Base Salary and Target Bonus for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), which shall be paid within 30 days following the Termination Date; and
(ii)    a lump sum payment equal to the Executive’s Target Bonus for the fiscal year in which the Date of Termination occurs (or if greater, the year in which the Change in Control occurs), which shall be paid within 30 days following the Termination Date;
(b)    If the Executive timely and properly elects continuation coverage under COBRA, the Company shall reimburse the Executive the difference between the monthly COBRA premium paid by the Executive for himself and his dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the tenth of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.
(c)    Notwithstanding the terms of any equity incentive plan or award agreements, as applicable, in the event of a Change in Control:
(i)    all outstanding unvested stock or equity unit options, appreciation units and stock appreciation rights granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term;
(ii)    all outstanding equity-based compensation awards other than stock or equity unit options, appreciation units and stock appreciation rights that are not intended to qualify as performance-based compensation under Section 162(m)(4)(C) shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A shall remain in effect; and
(iii)    all outstanding equity-based compensation awards other than stock or equity options, appreciation units and stock appreciation rights that are intended to constitute performance-based compensation under Section 162(m)(4)(C) shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.
(d)    For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(i)    one person (or more than one person acting as a group) acquires beneficial ownership of voting securities of the Company that, together with the voting securities held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Company’s then outstanding voting securities;
(ii)    one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) beneficial ownership of the Company’s voting securities possessing 30% or more of the total voting power of the Company’s then outstanding voting securities;
(iii)    a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or
(iv)    the sale of all or substantially all of the Company’s assets.
Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.
5.5    Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 20. The Notice of Termination shall specify:
(a)    The termination provision of this Agreement relied upon;
(b)    To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and
(c)    The applicable Termination Date.
5.6    Termination Date. The Executive’s Termination Date shall be:
(a)    If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;
(b)    If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;
(c)    If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;
(d)    If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than ten days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to ten days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on the Executive’s Termination Date and for all purposes of this Agreement, the

Executive’s Termination Date shall be the date on which such Notice of Termination is delivered; and
(e)    If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than ten days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the ten-day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company.
Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A.
5.7    Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as provided in Section 5.2(c), any amounts payable pursuant to this Section 5 shall not be reduced by compensation the Executive earns on account of employment with another employer.
5.8    Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.
5.9    Section 280G.
(a)    Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 5.9 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either (i) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”) or (ii) payable in full if the Executive’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Executive receiving an amount greater than the Reduced Amount on an after-tax basis. Any reduction in the Covered Payments shall be made in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
(b)    All calculations and determinations under this Section 5.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the

Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
6.    Confidential Information. As a condition to the commencement of employment, on or prior to the Effective Date, the Executive shall execute and deliver to the Company the Company Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Annex B.
7.    Restrictive Covenants.
7.1    Executive acknowledges and agrees that (i) by virtue of Executive’s employment with the Company will learn valuable trade secrets and other confidential, proprietary information, including the Company’s customer and potential customer lists, relating to the Company’s business, (ii) Executive’s skills, knowledge and services to the Company are unique in nature, (iii) the Company’s business is international in scope and (iv) the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the restrictions contained in this Agreement. Accordingly, as a condition of and inducement to the Company to enter into this Agreement, Executive agrees that during the Employment Term and, except as otherwise provided in Section 5.2(f) hereof or the last paragraph of this Section 7, for an additional six (6) months thereafter (such period being referred to herein as the “Restricted Period”), neither Executive nor any Affiliate of Executive (as defined below) shall, directly or indirectly, either for Executive or for any other person or entity:
(a)    in any area in which the Company conducts any phase of its business including production, promotional, and marketing activities engage or participate in, or assist, advise or be connected with (including as an employee, owner, partner, shareholder, officer, director, advisor, consultant, agent or otherwise), or permit Executive’s name to be used by or render services for, any person or entity engaged in a Competing Business (as hereinafter defined); provided, however, that nothing in this Agreement shall prevent Executive from acquiring or owning, as a passive investment, up to two percent (2%) of the outstanding voting securities of an entity engaged in a Competing Business which are publicly traded on any recognized national securities market, subject to the requirement that Executive comply with the Company Customer Confidentiality and Securities Trading Policy in effect from time to time;
(b)    take any action, in connection with a Competing Business, which might divert from the Company or an Affiliate of the Company any opportunity which would be within the scope of the Company’s or such Affiliate’s then business;
(c)    solicit or attempt to solicit any person or entity who is or has been (i) a customer of the Company at any time (A) up to the date hereof or (B) during the Restricted Period to purchase Competing Products or Services (as herein defined) from any person or entity (other than the Company) or (ii) a customer, supplier, licensor, licensee or other business relation of the Company at any time (A) up to the date hereof or (B) during the Restricted Period to cease doing business with the Company; provided, however, that this subsection (c) shall only apply to customers, suppliers, licensors or other business relations of the Company with which the Executive had contact or of which the Executive had knowledge as a result of Executive’s employment; or
(d)    induce, entice, hire, employ, attempt to hire or employ, solicit or endeavor to entice away from the Company any person employed by the Company or its affiliates at any time during Executive’s employment or the Restricted Period, in order to accept employment or association with himself or herself, or any other person, firm, corporation or entity whatsoever; approach any such person for any such purpose, or authorize or knowingly cooperate with the taking of any such action by any other person, firm, corporation or entity.
As used herein, a “Competing Business” shall mean a business which engages or is making plans to engage, in whole or in part, in the production, marketing or distributing of products, or the performance, marketing and sale of services, which are competitive with, and are similar to, may be used as substitutes for, or may detract from any products or services of the Company or any Affiliate thereof during the Restricted Period, whether, in the case of products, such products are or were produced by or for the Company for sale by the Company or purchased as finished goods for resale by the Company, or, in the case of services, such services were performed by the Company or by another company or person on behalf of the Company; the products and services subject to these restrictive covenants being herein referred to as “Competing Products and Services”. As used herein, an “Affiliate” shall mean and include any person or entity which controls a party, which such party controls or which is under common control with such party. “Control” means the power, direct or indirect, to influence or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.
8.    Non-disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.
This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Company’s Chief Executive Officer.
9.    Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under Section 6, Section 7 and Section 8 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 6, Section 7 and Section 8 of this Agreement or the Company’s enforcement thereof.
10.    Remedies. In the event of a breach or threatened breach by the Executive of Section 6, Section 7 or Section 8 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.
11.    Security.
11.1    Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, passwords, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, software, data security, and any and all other Company facilities, IT resources and communication technologies (“Facilities Information Technology and Access Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Access Resources or other Company property or materials by others.
11.2    Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive’s employment or (b) the Company’s request at any time during the Executive’s employment, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any confidential information or work product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive’s possession or control.

12.    Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Iowa without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Iowa, county of Story. The parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
13.    Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.
14.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chief Executive Officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
15.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.
The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.
The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.
16.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
17.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

18.    Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
19.    Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by Conversion, purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.
20.    Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):
If to the Company:
WORKIVA INC.
2900 University Blvd
Ames, Iowa 50010
Attention: Chief Executive Officer
If to the Executive, to the Executive’s address on file with the Company.
21.    Representations of the Executive. The Executive represents and warrants to the Company that:

21.1    The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.
21.2    The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.
22.    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have with respect to such amount under any applicable law or regulation.
23.    Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
24.    Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WORKIVA INC.
By: ______________________________
Name: _________________________
Title: ____________________________

EXECUTIVE
Signature: __________________________
Print Name: _______________________________

ANNEX B

WORKIVA INC.
CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

    This Confidential Information and Invention Assignment Agreement (“Agreement”) is made and entered into by and between Workiva Inc. (the “Company”) and ___________________ (“Employee”).
    In consideration of the commencement of Employee’s employment relationship with the Company, and the compensation paid and/or to be paid to Employee, Employee hereby acknowledges and agrees with the Company as follows:
    1. Effective Date. This Agreement shall become effective on the earlier to occur of: (i) the commencement of Employee’s employment with the Company, or (ii) the date and time at which any Confidential Information (as defined in Section 2 below) was or is first disclosed to Employee.
    2. Confidential Information. The Company has created, developed or compiled, and will create, develop or compile (or will cause to be created, developed, or compiled) and/or otherwise owns or will own, certain proprietary and/or confidential information that has or could have commercial value or other utility in the business in which the Company is engaged or in which it contemplates engaging, or information which, if disclosed, could be detrimental to the interests of the Company, including, but not limited to, any and all information concerning ideas, designs, techniques, reports, processes, formulas, trade secrets, inventions, discoveries, improvements, research or development and test results, specifications, data, know-how, computer software code and/or systems, all other technology of any kind, business methods, marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, vendors, customers, employees, projections and business prospects (collectively “Confidential Information”). For purposes of this agreement, “Confidential Information” includes materials and information belonging to the Company’s affiliates or clients and includes not only materials and other information disclosed by the Company to Employee in the course of his/her employment (including such materials and/or information belonging to third parties doing business with the Company), but also materials and other information developed or learned by Employee during the course of his/her employment with the Company, such as Inventions (as defined in Section 7(a) below). In addition to Employee’s obligations under this Section 2, Employee agrees to comply with the Company’s Customer Confidentiality and Securities Trading Policy, as such policy is in effect as of the date hereof and as such policy may be amended from time to time (provided that the Company provides notice to Employee of any such amendments). By executing this Agreement, Employee acknowledges that Employee has received, read and understands the Company’s Customer Confidentiality and Securities Trading Policy.
    3. Protection of Confidential Information. Employee agrees that, at all times during and after his/her employment with the Company, he/she will hold in trust, keep strictly confidential, and not disclose to any third party or make any use of the Confidential Information of the Company, its clients and its affiliates except for the benefit of the Company and only in the course of his/her employment with the Company. Employee further agrees not to cause the transmission, removal, or transport of any Confidential Information or Inventions from the Company’s principal place of business, other Company facilities, such other place of business specified by the Company or from Company computer or other equipment, without prior written approval of the Chief Executive Officer of the Company. In the event that Employee telecommutes or provides services for the Company from a location other than a Company office, Employee shall, at all times, ensure that any Confidential Information or Inventions are maintained on Company computer or other Company equipment at all times, and maintained so that the Confidential Information and Inventions remain confidential. In the event that Employee desires to publish the results
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of his/her work for the Company through literature or speeches, Employee agrees to submit such literature or speeches to the Chief Executive Officer (“CEO”) at least 15 business days before dissemination of such information for a determination, in the Company’s sole discretion, of whether such disclosure may destroy trade secret status or be otherwise prejudicial to the interests of the Company, or whether disclosure may constitute an invasion of the Company’s privacy rights. Employee agrees not to publish, disclose, or otherwise disseminate such information without prior approval of the CEO. Employee acknowledges that he/she is aware that the unauthorized disclosure of Confidential Information of the Company, its clients or its affiliates may be highly prejudicial to the Company’s interests, an invasion of privacy, and/or an improper disclosure of trade secrets. Whenever the approval, designation, specification, or other act of the CEO is required under this Agreement, the CEO may, by written designation, authorize an agent of the Company to perform such act.
    4. Prior Knowledge and Inventions. Except as disclosed on Exhibit “A” to this Agreement, Employee does not know anything about the Company’s, its clients or its affiliates’ Confidential Information, other than the information he/she has learned from the Company. Employee has also disclosed on Exhibit “A” a complete list of all inventions owned in whole or in part by Employee and which Employee desires to exclude from the application of this Agreement (all of which are referred to in this Agreement as “Excluded Inventions”). The Company agrees to receive and hold all such disclosures in confidence.
    5. Prior Commitments. Employee has no agreements, relationships or commitments to any other person or entity which conflict or which may be likely to conflict with Employee’s obligations to the Company under this Agreement.
    6. Proprietary Information or Trade Secrets of Others. Employee will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Employee represents and warrants that he/she has returned all property, including trade secrets and other confidential or proprietary information, belonging to all prior employers and agrees to indemnify Company from damages or other liability incurred by Company because of Employee’s breach of his/her obligations to any prior employers.
    7. Assignment of Employee Inventions.
        (a) Disclosure. Employee will promptly disclose in writing to the Company all discoveries, developments, designs, ideas, improvements, inventions, formulas, processes, techniques, know-how, and data (whether or not patentable or registrable under copyright or similar statutes) made, conceived, reduced to practice, or learned by Employee (either alone or jointly with others) during his/her employment with the Company that are related to the present or demonstrably anticipated future business of the Company or its affiliates, or which result from tasks assigned to Employee by the Company, or from the use of facilities or equipment owned, leased, or otherwise used by the Company or its affiliates (all of the foregoing are referred to in this Agreement as “Inventions”). Notwithstanding the foregoing sentence, in no event shall the term “Inventions” be deemed to include the Excluded Inventions for purposes of any provision of this Agreement.
        (b) Post-Employment Disclosure Obligations. Employee shall also promptly disclose in writing to Company all discoveries, developments, designs, ideas, improvements, inventions, formulas, processes, techniques, know-how, and data (whether or not patentable or registrable under copyright or similar statutes) that relate to the present or demonstrably anticipated future business of the Company or its affiliates and that are made, conceived or reduced to practice by Employee (either alone or jointly with others) within 12 months after termination of Employee’s employment for any reason. Employee acknowledges and agrees that all of the foregoing items that are based on the Company’s Confidential Information hereunder – or which were, in fact, made, conceived or reduced to practice during Employee’s employment by the Company – shall constitute Inventions subject to assignment under clause 7(c) below. Employee’s disclosure hereunder shall be narrowly tailored to comply with the restrictions of
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any commercially reasonable non-disclosure agreement signed by the Employee that is meant to protect the trade secrets and confidentiality of a subsequent employer.
        (c) Assignment of Inventions. Employee acknowledges and agrees that all Inventions belong to and shall be the sole property of the Company, subject to the provisions of this Agreement. Employee hereby assigns to the Company all rights, title, and interest Employee may have or may acquire in and to all Inventions. Both during and after his/her service with the Company, Employee agrees, promptly upon the request of the Company, to sign and deliver to the Company such other documents as the Company considers desirable to evidence the assignment to the Company of all rights of Employee, if any, in any Inventions and the Company’s ownership of such Inventions. Notwithstanding the foregoing, Employee shall not be obligated to assign to the Company any Invention that was developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities or trade secret information, unless such Invention either: (i) relates to the Company’s business or the Company’s actual or demonstrably anticipated research, or (ii) results from any work performed by Employee for the Company.
        (d) Copyrightable Subject Matter. Employee acknowledges and agrees that all copyrightable works, such as designs, artwork, digitized or other computer files, software (source, object and executable code) and documentation, created by Employee (either alone or jointly with others) in the course of working for the Company shall be the exclusive property of Company. Employee agrees that all such work product constitutes “works made for hire” under the copyright laws of the United States and shall be owned by the Company. Employee hereby assigns and agrees to assign to Company all right, title and interest, including all rights in the nature of copyright, in and to such work product not otherwise owned by Company (as a “work for hire” or otherwise), and hereby assigns to Company or waives any so-called “moral rights” in the work product to the extent permitted by law. Both during and after his/her service with the Company, and from time to time, Employee agrees, promptly upon the request of the Company, to sign and deliver to the Company such other documents as the Company considers desirable to evidence the assignment to the Company of all rights of Employee, if any, in the foregoing work product and the Company’s ownership of such work product.
    8. Power of Attorney. In the event the Company is unable to secure Employee’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, whether due to mental or physical incapacity or any other cause, Employee hereby irrevocably designates and appoints the Company, and each of its duly authorized officers and agents, as his/her agent and attorney-in-fact to act for, and in his/her behalf and stead, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by the Employee. Such appointment is acknowledged by Employee to be coupled with an interest and, therefore, is irrevocable.
    9. Delivery of Documents and Data upon Termination of Employment. In the event of a voluntary or involuntary termination of Employee’s service with the Company, for any reason or no reason, Employee agrees, promptly and without request, to deliver to and inform the Company of all documents and data pertaining to his/her service and the Confidential Information and Inventions of the Company or its affiliates, whether prepared by Employee or otherwise coming into his/her possession or control, and to sign a Termination Statement, a copy of which is attached as Exhibit “C” to this Agreement. Employee will not retain any written or other tangible material containing any information concerning or disclosing any of the Confidential Information or Inventions of the Company or its affiliates. Employee recognizes that the unauthorized taking of any of the Company’s or its affiliates’ trade secrets may subject the Employee to civil and criminal penalties, and that willful misappropriation may result in an award against Employee for triple the amount of the Company’s and its affiliates damages and their attorney fees in collecting such damages.
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    10. Injunctive Relief. Employee acknowledges that any breach of this Agreement will cause the Company and its affiliates irreparable harm for which damages would be an inadequate remedy and, therefore, in the event of such breach, in addition to its rights and remedies otherwise available at law, the Company and its affiliates shall be entitled to equitable and injunctive relief. Employee hereby waives any requirement for the posting of a bond or other security in the event that the Company seeks an injunction.
    11. Legal Expenses. In the event of litigation or arbitration between the parties arising out of or relating to this Agreement, the prevailing party will be entitled to recover court or arbitration costs and reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with the action or arbitration.
    12. Material Condition of Employment. Employee acknowledges and agrees that the protections set forth in this Agreement are a material condition of his/her employment with and compensation by the Company.
    13. Amendment and Effect. This Agreement may not be amended except by an instrument in writing signed by both parties. This Agreement shall be binding on the heirs, executors, administrators, and other legal representatives and assigns of Employee, and is for the benefit of the Company and its successors and assigns.
    14. Severability. It is the desire and intent of the parties that the foregoing provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision of this Agreement is adjudicated to be invalid or unenforceable, such provision shall be deemed to be deleted from this Agreement, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.
    14. Law. This Agreement shall be governed by the laws of the State of Iowa, without regard to its conflict of law provisions.
    15. Entire Understanding. This Agreement contains the sole, complete and entire agreement and understanding of the parties concerning the matters contained herein and may not be altered, modified or changed in any manner except by a writing duly executed by the parties. No statements, promises or representations have been made by either party to another, or relied upon, and no consideration has been or is offered, promised, expected or held out, other than as stated in the Agreement.
    16. Cumulative Remedies. Each and all of the several rights and remedies provided for in this Agreement shall be cumulative. No one right or remedy shall be exclusive of the others or of any right or remedy allowed in law or in equity. No waiver or indulgence by the Company of any failure by Employee to keep or perform any promise or condition of this Agreement shall be a waiver of any preceding or succeeding breach of the same or any other promise or condition. No waiver by the Company of any right shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
    17. Employment at Will. Nothing in this Agreement shall confer upon Employee any right to continue in the employ of the Company for any period of specific duration, or interfere with, or otherwise restrict in any way, the rights of the Company (or any parent or subsidiary employing or retaining Employee) or of Employee, which rights are hereby expressly reserved by each, to terminate Employee’s employment at any time for any reason, with or without cause.

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CAUTION: THIS AGREEMENT AFFECTS YOUR RIGHTS TO INVENTIONS YOU MAKE DURING YOUR SERVICE WITH THE COMPANY, AND RESTRICTS YOUR RIGHT TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO YOUR SERVICE WITH THE COMPANY. BY SIGNING BELOW, EMPLOYEE IS CERTIFYING THAT HE/SHE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS, AND FURTHER THAT EMPLOYEE HAS COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT AND HAS RECEIVED A COPY OF THE WRITTEN NOTIFICATION TO EMPLOYEE CONTAINING CALIFORNIA LABOR CODE SECTION 2870.

WORKIVA INC.	EMPLOYEE

________________________________________	________________________________________
President and CEO	(Signature)

________________________________________
(Printed Name)

________________________________________	________________________________________
(Date)	(Date)
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EXHIBIT “A”

Employee Statement

    All capitalized terms not otherwise defined herein shall have the meanings set forth in the Confidential Information and Inventions Assignment Agreement by and between Workiva LLC and the undersigned (the “Agreement”).

    1. Confidential Information. Except as set forth below, I acknowledge at this time that I know nothing about the business or the Confidential Information or Inventions of the Company or its affiliates, except information that has been disclosed to me by the Company. If none, please so state.

2. Prior Inventions. Except as set forth below, I acknowledge at this time that I have not made or reduced to practice (alone or jointly with others) any inventions. If none, please so state.

3. Conflicting Relationships. Except as set forth below, I acknowledge that I have no other current or prior agreements, relationships, or commitments that conflict with my relationship with the Company under the Agreement. If none, please so state.

__________________________________________

_________________________________________	_________________________________________
(Date)	(Signature)

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EXHIBIT “B”

Written Notification to Employee

In accordance with California Labor Code section 2870, you are hereby notified that your Confidential Information and Invention Assignment Agreement does not require you to assign to the Company any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and that was developed entirely on your own time, and does not relate to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or does not result from any work performed by you for the Company.
Following is the text of California Labor Code section 2870:
“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his/her rights in an invention to his/her employer shall not apply to an invention that the employee developed entirely on his/her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”
I hereby acknowledge receipt of this written notification.

Date: __________________________________	________________________________________
(Signature)

________________________________________
(Printed Name)

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EXHIBIT “C”

Termination Certification

For purposes of this Certification, “Confidential Information” has the same meaning as in the Confidential Information and Invention Assignment Agreement (“Agreement”) I executed during my employment. This is to certify that I do not have in my possession, nor have I failed to return, any Confidential Information of the Company or any client of the Company or copies of such information, or any other documents or materials, equipment or other property belonging to the Company or any of its clients. In addition, any personal computer I may have used for Company business has been permanently wiped clean of all Confidential Information. If requested, I will produce my personal computer to the Company for purposes of confirming this representation.
I further certify that I have complied with and will continue to comply with all the terms of the Agreement, including the reporting of any inventions conceived or made by me that are covered by that Agreement.
I further agree that, in compliance with the Agreement, I will preserve as confidential and not use any or all Confidential Information, inventions, or any other information that has or could have commercial value or other utility in the business in which the Company is engaged or in which it contemplates engaging. I will not participate in the unauthorized disclosure of information that could be detrimental to the interests of the Company whether or not such information is identified as confidential or proprietary information by the Company.

EXHIBIT “C” IS INFORMATIONAL ONLY
AND DOES NOT NEED TO BE SIGNED AT THIS TIME

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